Patrick Rodgers, CPA, PA
309 East Citrus Street
Altamonte Springs, FL 32701

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-E of our report dated September 27, 2012 with respect to the audited financial statements of Highlight Networks, Inc. for the year ended June 30, 2012.

/s/Patrick Rodgers, CPA, PA
Altamonte Springs, FL
December 26, 2013